CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Board of Directors
Asia Pacific Wire & Cable Corporation Limited

We consent to the incorporation by reference in this registration statement on Post-Effective Amendment No. 4 to Form F-l of Asia Pacific Wire & Cable Corporation Limited (the “Company”) of our report dated June 29, 2009 with respect to our audits of the consolidated financial statements of the Company as of December 31, 2007 and 2008 and for the years ended December 31, 2006, 2007 and 2008, included in the Annual Report on Form 20-F-A filed with the Securities and Exchange Commission on July 6, 2009. We also consent to the reference to Mazars LLP under the caption “Experts” in such registration statement.

Mazars LLP
Public Accountants and
Certified Public Accountants
Singapore
October 21, 2009